Exhibit 99.1

MAY 5, 2010

SAUER-DANFOSS INC. REPORTS FIRST QUARTER 2010 RESULTS

•                  Sales and Earnings Exceed Expectations

•                  Pronounced Increase in New Orders

•                  Strong Cash Flow

•                  2010 Outlook Reaffirmed

AMES, Iowa, USA, May 5, 2010 — Sauer-Danfoss Inc. (NYSE: SHS) today announced its financial results for the first quarter ended March 31, 2010.

First Quarter Review

Net sales for the quarter increased 11 percent to $386.8 million, compared to net sales of $349.7 million for the first quarter of 2009.  Excluding the impact of changes in currency translation rates and divestitures, sales in the first quarter increased 8 percent over the same quarter last year.  Sales for the first quarter increased 30 percent in the Asia-Pacific region, 10 percent in the Americas, and were level in Europe, excluding the impact of currency and divestitures.  Sales increased 12 percent in the Propel segment, 6 percent in the Controls segment, and 1 percent in the Work Function segment, excluding currency and divestitures.

The Company reported a net income of $20.7 million, or $0.43 per share, for the first quarter of 2010, compared to a net loss of $78.4 million, or $1.62 per share, for the first quarter of 2009.  First quarter 2010 results include restructuring and severance costs of $2.4 million, or $0.05 per share, and costs of $3.1 million, or $0.06 per share, related to the tender offer that expired on April 29, 2010.  In addition, first quarter 2010 results were favorably impacted by $4.5 million, or $0.09 per share, relating to the reversal of deferred tax asset valuation allowances of previously unrecognized tax benefits on operating losses.   Results for first quarter 2009 were impacted by restructuring and severance costs of $14.8 million, or $0.21 per share, and goodwill impairment costs of $50.8 million, or $1.05 per share.

Sven Ruder, President and Chief Executive Officer, commented, “Our first quarter sales exceeded our expectations.  They reflect the general upturn in our markets and the positive effect of our customers having slowed or finished their inventory reduction activities.  The growth in sales is the first increase we have reported since the third quarter of 2008.  The modest increase in sales, and more importantly the reduction in our ongoing operating costs as a result of our aggressive cost reduction actions last year, have resulted in strong operating earnings and returned us to bottom-line profitability.  The reported restructuring costs for the first quarter 2010 relate to the previously announced closing of our Lawrence, Kansas, operations which will be completed in the second quarter.”

Pronounced Increase in New Orders and Growing Backlog

The Company received new orders of $511.9 million for the first quarter of 2010, compared to first quarter 2009 orders of $124.6 million.

Total backlog at March 31, 2010, was $621.9 million, a 22 percent increase from the same period last year.

Ruder added, “The high level of new orders received in the first quarter and growing backlog reflect the pronounced and sudden increase in our business.  This could indicate a very positive outlook for the year.  Nonetheless, we remain cautious as the macroeconomic environment in many regions of the world where we operate is still unsettled.”

Cash Flow

Cash flow from operations for first quarter 2010 was $31.8 million, compared to $5.6 million for 2009.  Capital expenditures for first quarter 2010 were $3.1 million compared to $16.8 million for the same period last year.  The Company’s debt to total capital ratio, or leverage ratio, was 73 percent at March 31, 2010, compared to 78 percent at year-end.

“I am very pleased with the strong operating cash flow.  This, along with the reduction in our capital expenditures, has allowed us to generate $30 million of free cash flow in the first quarter and to begin reducing our debt levels and improve our leverage ratio,” stated Ruder.

2010 Outlook Reaffirmed

Ruder continued, “We had planned for a 2010 that was almost flat compared to 2009.  However, we have seen month-on-month improved market conditions that have allowed us to return to growth in this first quarter.  We are also benefitting from the slowing down or end of our customers’ inventory reduction activities.  The pronounced increase in new orders and growing backlog are encouraging.  Nonetheless, we are cautious about the real underlying market growth for reasons previously stated.  We continue to focus on keeping our costs under control and generating cash while at the same time responding to the increased market demand.  With the strong first quarter results and the certainty in at least the near-term market demand, we are reaffirming our outlook for full year 2010 as most recently disclosed during the tender offer process on April 23, 2010.”

The reaffirmed outlook for 2010 is as follows:

•            Annual sales of $1.4 billion, a mid-point of a range of sales increasing 15 to 25 percent from 2009 levels

•            Expected earnings of $0.40 per share, a mid-point of an earnings range of a loss of $0.10 per share to income of $0.90 per share

•            Capital expenditures of approximately $30.0 million

Webcast Information

Members of Sauer-Danfoss’ management team will host a webcast on May 6 at 10 AM Eastern Time to discuss 2010 first quarter results.  The call is open to all interested parties on listen-only mode via an audio webcast and can be accessed through the Investor Relations page of the Company’s website at http://ir.sauer-danfoss.com. A replay of the call will be available at that site through May 20, 2010.

About Sauer-Danfoss

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic, electric and electronic systems and components for use primarily in applications of mobile equipment.  Sauer-Danfoss, with 2009 revenues of approximately $1.2 billion, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region.

More details online at www.sauer-danfoss.com.

This press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact.  All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements.  Words such as “anticipates,” “in the opinion,” “believes,” “intends,” “expects,” “may,” “will,” “should,” “could,” “plans,” “forecasts,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions may be intended to identify forward-looking statements.

Actual future results may differ materially from those described in the forward-looking statements due to a variety of factors.  Readers should bear in mind that past experience may not be a good guide to anticipating actual future results. Throughout 2009 the economies in the U.S., Europe, and Asia-Pacific suffered from the global recession and credit crisis, weakness in the housing and residential construction markets, weakness in the commercial and public-sector construction markets, job losses, and uncertainty surrounding the effects of government fiscal stimulus plans, interest rates, and crude oil prices.   Various sections of the worldwide economy improved in the first quarter of 2010 although it is uncertain whether economic conditions will continue to improve throughout 2010.  A new downturn in the Company’s business segments could adversely affect the Company’s revenues and results of operations.  Other factors affecting forward-looking statements include, but are not limited to, the following: specific economic conditions in the agriculture, construction, road building, turf care, material handling and specialty vehicle markets and the impact of such conditions on the Company’s customers in such markets; the cyclical nature of some of the Company’s businesses; the ability of the Company to win new programs and maintain existing programs with its original equipment manufacturer (OEM) customers; the highly competitive nature of the markets for the Company’s products as well as pricing pressures that may result from such competitive conditions; the continued operation and viability of the Company’s significant customers; the Company’s execution of internal performance plans; difficulties or delays in manufacturing; the effectiveness of the Company’s cost-reduction and productivity improvement efforts; competing technologies and difficulties entering new markets, both domestic and foreign; changes in the Company’s product mix; future levels of indebtedness and capital spending; the ability and willingness of Danfoss A/S, the Company’s majority stockholder, to lend money to the Company at sufficient levels and on terms favorable enough to enable the Company to meet its capital needs; the Company’s ability to access the capital markets or traditional credit sources to supplement or replace the Company’s borrowings from Danfoss A/S if the need should arise; the Company’s ability over time to reduce the relative level of debt compared to equity on its balance sheet; claims, including, without limitation, warranty claims, field recall claims, product liability claims, charges or dispute resolutions; the ability of suppliers to provide materials as needed and the Company’s ability to recover any price increases for materials in product pricing; the Company’s ability to attract and retain key technical and other personnel; labor relations; the failure of customers to make timely payment, especially in light of the recent credit crisis; any inadequacy of the Company’s intellectual property protection or the potential for third-party claims of infringement; global economic factors, including currency exchange rate, credit market disruptions and significant changes in capital market liquidity and funding costs affecting the Company and its customers; general economic conditions, including interest rates, the rate of inflation, and commercial and consumer confidence; sovereign debt crises, in Europe or elsewhere, and the reaction of other nations to such crises; energy prices; the impact of new or changed tax and other legislation and regulations in jurisdictions in which the Company and its affiliates operate; actions by the U.S. Federal Reserve Board and the central banks of other nations; actions by other regulatory agencies, including those taken in response to the global credit crisis; actions by rating agencies; changes in accounting standards; worldwide political stability; the effects of terrorist activities and resulting political or economic instability; natural catastrophes; U.S. military action overseas; and the effect of acquisitions, divestitures, restructurings, product withdrawals, and other unusual events.

The Company cautions the reader that this list of cautionary statements and risk factors is not exhaustive.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or changes to these forward-looking statements to reflect future events or circumstances. The foregoing risks and uncertainties are further described in Item 1A (Risk Factors) in the Company’s latest annual report on Form 10-K filed with the SEC, which should be reviewed in considering the forward-looking statements contained in this press release.

For further information please contact:

Sauer-Danfoss Inc. — Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President and	2800 East 13th Street	Fax:	(515) 956-5364
Chief Accounting Officer	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance Europe	Krokamp 35	Fax:	+49-4321-990-560
	24539 Neumünster, Germany	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
(Dollars in thousands	March 31,	March 31,
except share and per share data)	2010	2009
Net sales	386,770	349,695
Cost of sales	274,264	291,677
Gross profit	112,506	58,018
Research and development	12,473	16,696
Selling, general and administrative	53,831	56,442
Loss (gain) on sale of businesses and asset disposals	(963)	3,629
Impairment charges	—	50,841
Total operating expenses	65,341	127,608
Income (loss) from operations	47,165	(69,590)
Nonoperating income (expense):
Interest expense, net	(16,553)	(5,718)
Loss on early retirement of debt	—	(7,357)
Other, net	2,250	1,680
Income (loss) before income taxes	32,862	(80,985)
Income tax benefit (expense)	(2,268)	8,413
Net income (loss)	30,594	(72,572)
Net income attributable to noncontrolling interest, net of tax	(9,870)	(5,834)
Net income (loss) attributable to Sauer-Danfoss Inc.	20,724	(78,406)
Net income (loss) per share:
Basic and diluted net income (loss) per common share	0.43	(1.62)
Weighted average shares outstanding
Basic	48,354	48,311
Diluted	48,453	48,311

BUSINESS SEGMENT INFORMATION

	Three Months Ended
	March 31,	March 31,
(Dollars in thousands)	2010	2009
Net sales
Propel	214,380	187,785
Work Function	88,907	82,687
Controls	83,483	79,223
Total	386,770	349,695
Segment Income (Loss)
Propel	44,921	17,451
Work Function	4,073	(14,955)
Controls	10,110	(64,412)
Global Services and Other Expenses, net	(9,689)	(5,994)
Total	49,415	(67,910)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31,	March 31,
(Dollars in thousands)	2010	2009
Cash flows from operating activities:
Net income (loss)	20,724	(78,406)
Depreciation and amortization	25,438	26,412
Impairment charges	—	50,841
Noncontrolling interest	9,870	5,834
Net change in receivables, inventories, and payables	(38,226)	3,622
Other, net	14,015	(2,747)
Net cash provided by operating activities	31,821	5,556
Cash flows from investing activities:
Purchases of property, plant and equipment	(3,064)	(16,795)
Proceeds from sale of property, plant and equipment	2,389	3,844
Net cash used in investing activities	(675)	(12,951)
Cash flows from financing activities:
Net borrowings (repayments) on notes payable and debt facilities	(12,560)	68,246
Payment of debt financing costs	—	(8,575)
Payment of prepayment penalties	—	(4,763)
Settlement of interest rate swaps	—	(2,000)
Cash dividends	—	(8,689)
Distributions to noncontrolling interest	(906)	(1,000)
Net cash provided by (used in) financing activities	(13,466)	43,219
Effect of exchange rate changes	4,416	989
Net increase in cash and cash equivalents	22,096	36,813
Cash and cash equivalents at beginning of year	38,790	23,145
Cash and cash equivalents at end of period	60,886	59,958

Free cash flow (1)	30,240	(23,733)

(1) Free cash flow is calculated by summing net cash provided by operating activities, net cash used in investing activities, and net cash provided by (used in) financing activities, excluding net borrowings (repayments) on notes payable and debt facilities and cash dividends.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	Dec. 31,
(Dollars in thousands)	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	60,886	38,790
Accounts receivable, net	225,929	155,968
Inventories	171,975	177,574
Other current assets	74,974	65,553
Total current assets	533,764	437,885
Property, plant and equipment, net	469,623	513,487
Other assets	114,697	116,945
Total assets	1,118,084	1,068,317

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and bank overdrafts	38,757	54,069
Long-term debt due within one year	143,049	142,007
Accounts payable	137,534	101,719
Other accrued liabilities	120,808	117,795
Total current liabilities	440,148	415,590
Long-term debt	328,594	337,089
Long-term pension liability	71,025	72,400
Deferred income taxes	33,806	33,708
Other liabilities	54,410	54,936
Noncontrolling interest	71,562	62,660
Stockholders’ equity of Sauer-Danfoss Inc.	118,539	91,934
Total liabilities and stockholders’ equity	1,118,084	1,068,317

Debt to total capital ratio (1)	73%	78%

(1) The debt to total capital ratio is calculated by dividing total interest bearing debt by total capital.  Total interest bearing debt is the sum of notes payable and bank overdrafts, long-term debt due within one year, and long-term debt.  Total capital is the sum of total interest bearing debt, noncontrolling interest, and stockholders’ equity.